Exhibit 21

Link to searchable text of slide shown above

Searchable text section of graphics shown above

Organizational Chart

SAFETY INSURANCE GROUP, INC.
100%

100%	100%
SAFETY INSURANCE COMPANY	WHITESHIRTS MANAGEMENT CORPORATION

100%	100%
SAFETY INDEMNITY INSURANCE COMPANY	WHITESHIRTS ASSET MANAGEMENT CORPORATION